EXHIBIT (j)


Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated March 25, 2002, relating to the financial statements of Sanford C. Bernstein Fund II, Inc. - Bernstein Intermediate Duration Institutional Portfolio, which appear in such Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer Agent, Independent Accountants and Financial Statements" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
March 25, 2002